Exhibit 99.1

Contact: Nadine Padilla
Vice President, Corporate
& Investor Relations
(858) 455-4808 x3187
npadilla@biosite.com

July 29, 2004

BIOSITE® INCORPORATED REPORTS SECOND QUARTER 2004 RESULTS AND PRELIMINARY STROKE DATA

Company Raises 2004 Forecast

SAN DIEGO — Citing continued success in building its Triage® BNP Test franchise and operating efficiencies, Biosite® Incorporated (Nasdaq:BSTE) today announced that revenues and earnings for the second quarter of 2004 grew in excess of 30 percent.  As part of its quarterly update Biosite also reported progress on its stroke diagnostic panel, which is currently in late-stage development.  The Company will present preliminary data for the panel on a conference call later today.  Biosite plans to file a pre-marketing application (PMA) for the panel with the U.S. Food and Drug Administration (FDA) later this year.

Based in part on strong trends in the first half of 2004, the Company raised its 2004 year-over-year revenue growth target to a range of 35 percent to 40 percent from its previous target range of 25 percent to 30 percent. Biosite raised its year-over-year diluted earnings per share growth target to a range of 43 percent to 53 percent from its previous target range of 25 percent to 30 percent.

Following are financial highlights for the three and six months ending June 30, 2004, which are consistent with the Company’s revised guidance for the period as provided on July 15, 2004:

	Three months ended			Six months ended
($in 000’s)	6/30/04	6/30/03	Chg.	6/30/04	6/30/03	Chg.
Triage BNP sales	$40,430	$27,801	45%	$79,582	$49,983	59%
Total product sales	58,761	43,776	34%	115,459	82,871	39%
Total revenue	59,862	44,698	34%	117,539	84,639	39%
Net income	9,976	7,202	39%	18,921	13,168	44%
Earnings per share (Diluted)	$.59	$.43	37%	$1.14	$.80	42%
Gross margin on product sales	67%	69%		66%	67%
Operating margin	27%	25%		26%	24%

	June 30, 2004	December 31, 2003	Chg.
Cash and marketable securities balance	$83,721	$53,934	55%

-more-

BIOSITE REPORTS SECOND QUARTER RESULTS

Other recent developments include the following:

•                  During the second quarter, the strength of Biosite’s Triage BNP Test business remained a key factor in the Company’s growth.  The ability to successfully defend its business amidst increased competition in the first half of 2004 contributed to continued sales strength.  The Company also reported that customer utilization remained strong and that medical interest in emerging applications for BNP appears to be gaining.

Biosite ended the second quarter of 2004 with 2,987 Triage BNP Test product customers, up from 2,750 at March 31, 2004.  At June 30, 2004 Biosite’s Triage BNP Test customer base included 2,655 hospitals, 91 of which were using the Triage BNP Test for Beckman Coulter Immunoassay Systems, and 332 physician office laboratories using the Triage BNP Test.

•                  Biosite reported that it has commenced shipments of the Triage Profiler Shortness of Breath Panel, which received FDA clearance in the second quarter of 2004.  The new diagnostic test is intended to accelerate and improve emergency department evaluation of shortness of breath, which ranks among the top reasons for emergency department visits.

•                  Biosite’s cash and marketable securities balance increased 55 percent to $83.7 million at June 30, 2004, compared with $53.9 million at December 31, 2003.

“We are pleased with our first half performance and remain confident in our ability to sustain sound growth rates,” said Kim Blickenstaff, president and chief executive officer.  “From a revenue standpoint, we will focus on driving hospital and physician office laboratory use of our BNP tests, maintaining high levels of customer satisfaction and expanding our customer base for all products.  Other priorities include raising operating efficiencies and advancing key development of novel tests for stroke, sepsis and other important critical diseases.”

Research and Development Update

Reporting on research and development progress, Biosite announced that it has selected six disease markers to be included on its stroke diagnostic panel, which is designed to aid in the detection of cerebral ischemia.  The six protein markers were selected after intensive research involving analysis of more than 50 potential protein targets for stroke and more than 1,600 patient samples.

The Company is continuing to enroll patients at 11 clinical study sites and will soon begin testing samples.  Data are scheduled to be submitted to the FDA in late 2004, and the Company plans to launch the stroke diagnostic panel in Europe during the first half of 2005.

“Our preliminary research indicates that this combination of markers has sensitivity and specificity on par with our BNP test, which is currently a market leader,” said Ken Buechler, Ph.D., senior vice president, research and development.  “We are encouraged and believe this objective diagnostic test has the potential to play an important role in the early detection of stroke.”

About Biosite

A leader in the drive to advance diagnosis, Biosite® Incorporated is a research-based company dedicated to the discovery and development of novel protein-based diagnostic tests that improve a physician’s ability to diagnose debilitating and life-threatening diseases.  Through combined expertise in diagnostic discovery and commercialization, the Company is able to access potential markers of disease, identify proteins with high diagnostic utility, develop and commercialize products and educate the medical community on new diagnostic approaches, thereby benefiting patients.  Biosite’s Triage® rapid diagnostics are used in approximately 50 percent of U.S. hospitals and in over 50 international markets for toxicology screening and diagnosis of infectious and cardiovascular disease.  Information on Biosite can be found at www.biosite.com.

Investor Conference Call

Biosite will host an investor conference call to discuss financial results and research and development progress.  The call will take place today, July 29, 2004, at 1:30 p.m. (Pacific).  A live web cast of the call can be accessed via the Internet at www.biosite.com.  The phone number for U.S. and International callers is (706) 643-1834.  The call will be archived on the Biosite website for at least 21 days.  The phone replay number is (800) 642-1687.  International callers, please dial (706) 645-9291.  Please reference the conference call number 6540803.  The telephone replay will be available until August 19, 2004.

Except for the historical information presented herein, matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, such as financial targets and growth objectives and also including but not limited to statements that are preceded by, followed by, or that include the words “will”; “believes”; “should”; “intend”;  “anticipates”; “plans”; “expects”; “estimates”; or similar statements are forward-looking statements. Forward-looking statements include statements: regarding the Company’s expected financial performance for the 2004 fiscal year, such as anticipated growth in revenues and earnings; the Company’s ability to complete the development of its stroke diagnostic panel and in the anticipated time frame; the Company’s ability to complete clinical trials for its stroke diagnostic panel as expected, and to achieve positive results; the Company’s ability to submit a PMA for the stroke diagnostic product by year-end and to launch the product in Europe during the first half of 2005; the potential benefits of the stroke diagnostic product and the Triage Profiler Shortness of Breath product; expectations for increased competition in the market for BNP; expectations of future growth in the market for BNP generally, and the Company’s ability to access potential markers of disease, identify proteins with high diagnostic utility, and develop and commercialize products and educate the medical community on new diagnostic approaches. Risks and uncertainties include risks associated with Biosite’s ability to market and sell a BNP test that runs on the Beckman Coulter, Inc. family of immunoassay systems, the expansion of business through direct sales in certain European countries, Biosite’s ability to obtain a monitoring claim for the Triage BNP Test, the continued growth of the BNP market, the implementation of automated and semi-automated manufacturing methods that maintain or improve product quality and manufacturing efficiency, costs and expenses that the Company may incur in transitioning from a distributor sales model to a direct sales model in selected international markets, Biosite’s ability to effectively promote the Triage BNP Test, either directly or through distributors, and acceptance of the Triage BNP Test in the physician office market, the Company’s ability to obtain regulatory approvals and complete other clinical and pre-market activities needed to launch new products as currently planned, including the stroke diagnostic panel. Other risks that should be considered include risks associated with changing market conditions, sales, profitability, and the extent to which our other products and products under development are successfully developed and gain market acceptance, risks associated with the introduction of competitive products from companies with greater capital and resources, and risks and expenses associated with litigation, contract disputes, patent conflicts, product recalls, manufacturing constraints, backlog, delays or inefficiencies, shipment problems, seasonal customer demand, the timing of significant orders, changes in reimbursement policies, regulatory changes, competitive pressures on average selling prices, changes in the mix of products sold, and the other risks detailed in the Company’s most recent Annual Report on Form 10-K and other SEC filings. The Company disclaims, however, any intent or obligation to update these forward-looking statements. Copies of the Company’s public disclosure filings are available from the Investor Relations department.

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Biosite® and Triage® and New Dimensions in Diagnosis® are registered trademarks of Biosite Incorporated. The Company’s logo is a trademark of Biosite Incorporated.

Biosite Inc.

Unaudited Statements of Income Date

(in thousands, except per share data)

	Three months ended June 30,			Six months ended June 30,
	2004	2003	% Change	2004	2003	% Change

Total revenues:
Product sales	$58,761	$43,776	34%	$115,459	$82,871	39%
Contract revenue	1,101	922	19%	2,080	1,768	18%
Total revenues	59,862	44,698	34%	117,539	84,639	39%

Gross margin on product sales	67%	69%	(2)%	66%	67%	(1)%

Operating expenses:
Cost of product sales	19,595	13,638	44%	39,337	27,472	43%
Selling, general and administrative	15,673	13,563	16%	31,556	25,003	26%
Research and development	8,336	6,256	33%	15,824	11,470	38%
Total operating expenses	43,604	33,457	30%	86,717	63,945	36%

Operating income	16,258	11,241	45%	30,822	20,694	49%

Operating income as % of total revenue	27%	25%		26%	24%

Interest and other income, net	186	531	(65)%	380	841	(55)%

Income before provision for income taxes	16,444	11,772	40%	31,202	21,535	45%

Provision for income taxes	(6,468)	(4,570)	42%	(12,281)	(8,367)	47%

Net income	$9,976	$7,202	39%	$18,921	$13,168	44%

Diluted net income per share	$0.59	$0.43	37%	$1.14	$0.80	42%

Diluted shares used in calculating per share amounts	16,880	16,694		16,635	16,412

Biosite Inc.

Balance Sheet

(in thousands)

	June 30, 2004	December 31, 2003
	(Unaudited)
Assets
Cash, cash equivalents & marketable securities	$83,721	$53,934
Accounts receivable	16,379	23,755
Inventories	30,695	27,780
Other current assets	9,195	9,534
Total current assets	139,990	115,003

Property, equipment and leasehold improvements, net	84,420	71,408
Patents and license rights, net	6,136	6,771
Other assets	1,527	1,442
Total assets	$232,073	$194,624

Liabilities and Stockholders’ Equity
Current liabilities	$33,995	$24,128
Long-term liabilities	18,985	17,593
Stockholders’ equity	179,093	152,903
Total liabilities and stockholders’ equity	$232,073	$194,624